EXHIBIT 99.1

                                                     [Verint Systems Inc. logo]
PRESS RELEASE

CONTACTS
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INDUSTRY INFORMATION                                      INVESTOR RELATIONS
Samya Ghuloum                                             Alan Roden
Merritt Group                                             Verint Systems Inc.
(415) 439-5231                                            (631) 962-9304
ghuloum@merrittgrp.com                                    alan.roden@verint.com


    THREE COMVERSE-AFFILIATED DIRECTORS RESIGN FROM VERINT BOARD OF DIRECTORS

MELVILLE, NY, May 1, 2006 - Verint Systems Inc. (NASDAQ: VRNT) (the "Company" or "Verint") today announced that on April 28, 2006, Kobi Alexander, David Kreinberg and William F. Sorin resigned from the Verint Systems Inc. Board of Directors and all committees thereof, effective immediately. Mr. Alexander served as Chairman of the Board of Directors and as a member of the Compensation Committee and Executive Committee. Messrs. Kreinberg and Sorin served as members of the Compensation Committee and Executive Committee.

The announcement of these resignations follows an announcement by Comverse Technology, Inc., Verint's 57% stockholder, that Mr. Alexander resigned from its Board of Directors (including as Chairman of the Board) and as its Chief Executive Officer, that Mr. Kreinberg resigned as its Chief Financial Officer and Mr. Sorin resigned as its Senior General Counsel and Corporate Secretary.

ABOUT VERINT SYSTEMS INC.
Verint(R) Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). Visit us at our website www.verint.com.

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Verint, the Verint word mark, Actionable Intelligence, Powering Actionable
Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owners.